Exhibit 1.2
Organizational By-laws
of Converium Holding AG
Note:
The respective dates of any revisions to the Organizational By-laws are indicated at the end of the document.

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Table of Contents

Basis and Overview		4
1	Board of Directors	4
1.1	Main Duties and Responsibilities	4
1.2	Appointments and Dismissals	6
1.3	Approvals	7
1.4	Delegation of Duties and Responsibilities	8
1.5	Meetings and Resolutions of the Board of Directors	8
1.6	Constitution and Signing Authorities	9
1.7	Information and Reporting, Confidentiality	9
1.8	Remuneration	10
2.	Committees of the Board of Directors	10
2.1	General	10
2.2	Nomination and Remuneration Committee	12
2.3	Finance and Risk Committee	13
2.4	Audit Committee	15
3.	Chairman and Vice-Chairman of the Board of Directors	16
3.1	Appointment	16
3.2	Duties and Responsibilities	16
3.3	Urgent Resolutions	17
4.	(deleted)[5]	17
5.	Global Executive Committee (GEC)	17
5.1	Members[6]	17
	• Chief Executive Officer (“CEO”),	17
	• Head of Standard Property & Casualty Reinsurance (“Head of Standard P&C Reinsurance”)	17
	• Head of the Specialty Lines Segment and the Life and Health Segment (“Head of [Specialty Lines and Head of Life & Health]”),	17
	• Chief Risk Officer (“CRO”)[8],	17
	• Chief Financial Officer (“CFO”),	17
	• Chief Operating Officer (“COO”)[8], and	17

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	• General Counsel (“General Legal Counsel”)	17
5.2	Main Duties and Responsibilities	18
5.3	Approvals and Decisions	20
5.4	Meetings	23
5.5	Quorum, Voting, Abstention from Voting, Minutes, Reporting	23
6.	Chief Executive Officer (CEO)	24
6.1	Main Duties and Responsibilities	24
6.2	Approvals and Decisions	25
6.3	Reporting, Delegation	26
7.	Business Segments	26
7.1	Organization	26
7.2	Duties and Responsibilities	26
7.3	Reporting	28
7.4	Management Principles (Structures)	28
8.	Corporate Center	28
8.1	Organization	28
8.2	Duties and Responsibilities	29
8.3	Reporting	29
9.	Internal Audit	29
9.1	Organization	29
9.2	Duties and Responsibilities	29
9.3	Reporting	29
10.	Adoption and Amendment	30

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Basis and Overview
Converium Holding AG (the “Company”) is the parent holding company of the Converium group of companies (“Converium”). In this capacity, it is responsible for performing the duties of management, organization and financing not only in respect of itself but also in respect of all companies directly or indirectly controlled by it (the “Converium Companies”). In exercising this function, the Company’s corporate bodies shall not only adopt decisions which are binding on the Company itself but shall also define under the present Organizational By-laws standards for Converium Companies, at all times respecting the legally prescribed rights of said Converium Companies’ corporate bodies in respect of their independence and powers.
The Company builds on strong corporate governance. The Board of Directors is committed to comply with Swiss and international corporate governance policies and standards.1
The board of directors of Converium Holding AG (the “Board of Directors”) has issued these Organizational By-laws based on Article 716b of the Swiss Code of Obligations (“CO”) and Article 16 of the Articles of Incorporation of the Company.
The Organizational By-laws set out the competencies, duties and responsibilities of the Board of Directors, the Committees of the Board of Directors (the “Committees of the Board of Directors”), the Chairman of the Board of Directors (the “Chairman”), the Vice-Chairman of the Board of Directors (the “Vice-Chairman”)5, Converium’s Global Executive Committee (the “Global Executive Committee”), the Chief Executive Officer of Converium (the “CEO”) as well as Converium’s global Business Segments (the “Business Segments”), the Converium Corporate Center (the “Corporate Center”), including Converium’s Internal Audit (the “Internal Audit”), each of them a “Functional Level”4.
The competencies, duties and responsibilities of each Functional Level are subject to the competencies, duties and responsibilities of the other Functional Levels described in these Organizational By-laws.
1	Board of Directors

1.1	Main Duties and Responsibilities

1.1.1	Strategic direction and configuration of the business of Converium, including but not limited to:

1.1.1.1	Decision on the strategy, the execution of the strategy as outlined in the strategic business plan and the strategic planning.

1.1.1.2	Decision on Converium’s underwriting principles.

1.1.1.3	Establishment of new lines of business activities outside the reinsurance business, discontinuation of lines of business activities outside the reinsurance business.

1.1.1.4	Approval of Converium’s strategic business plan.[1]

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1.1.2	Principles of the organization of the Company and of Converium, including but not limited to the following items:

1.1.2.1	Decision on the major aspects of the corporate structure of the Company and of Converium.

1.1.2.2	Determination of the principles of corporate governance and of Converium’s code of business conduct and ethics.[1]

1.1.2.3	Decision on the principles of compensation, incentive schemes and bonus payments for the employees.[8]

1.1.2.4	Assessment of the performance of the CEO[6] and decision on the overall compensation of the CEO.[5]

1.1.2.5	Creation and elimination of Functional Levels.

1.1.2.6	Change of company names and business logos other than changes to the Company name and business logo of Converium.

1.1.2.7	Transfer of the business domiciles of the Company, Converium AG, Converium Rückversicherung (Deutschland) AG and Converium Insurance (UK) Ltd or any other Converium Company whose formation requires the approval of the Board of Directors (1.3.1.1).[1]

1.1.2.8	Appointment, dismissal and supervision of the Global Executive Committee.

1.1.3	Principles of financial planning and control, including but not limited to the following items:

1.1.3.1	Determination of the accounting standards and approval of material changes to the accounting principles.

1.1.3.2	Approval of Converium’s financial plans and administration expense budget and forecast.[1]

1.1.3.3	Determination of Converium’s risk management policy, reserve policy, investment policy, treasury policy, solvency and liquidity planning.

1.1.3.4	Approval of the strategic asset allocation of Converium’s investment portfolio.

1.1.3.5	Determination of Converium’s tax planning policy.

1.1.3.6	Determination of the allocation of any Converium expenses to be charged to the Corporate Center.[1,4]

1.1.3.7	Carrying out capital increases of the Company, subject to a decision by the shareholders’ meeting, and use of contingent and/or authorized share capital of the Company and any capital increases in subsidiaries in excess of USD 20 million.

1.1.3.8	Determination of Converium’s year-end results and reserve policy and determination of the Company’s year-end results and dividend policy, subject to a decision by the shareholders’ meeting.

1.1.3.9	Listing and de-listing of the Company on a stock exchange.

1.1.4	Determination of the principles of internal audit.

1.1.5	Additional duties which are non-transferable and inalienable by mandatory law (Article 716a para. 1 CO):

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1.1.5.1	Preparation of the business report (Art. 663d CO) as well as of the annual shareholders’ meeting (Art. 698 et seq. CO) and implementation of its resolutions.

1.1.5.2	Notification of the judge in case of over-indebtedness of the Company (Arts. 725-725a CO).

1.1.5.3	Instruction of a specially qualified auditor to examine, after the conclusion of each business year, whether the issue of new shares within the frame of a conditional capital increase has been made in conformity with the law and with the Articles of Incorporation and, if required, with the prospectus (Art 653f CO).

1.1.5.4	(A) Establishment, upon receipt of the examination referred to in the preceding paragraph, in the form of a notarized deed of (i) the number, par value and type of the newly issued shares, (ii) the preferential rights of individual classes of shares and (iii) of the amount of the share capital at the end of the business year, (B) amendment of the Articles of Incorporation and (C) filing of the amendment of the Articles of Incorporation with the Commercial Register not later than three months after the conclusion of the relevant business year (Arts. 653g and 653h CO).

1.1.5.5	Examination of the professional skills of the specially qualified auditors where their appointment is provided for by the law.

1.1.5.6	Passing of resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares.

1.1.5.7	The Board of Directors may assign the preparation and the implementation of its resolutions as well as the supervision of individual business transactions to committees, individual members of the Board of Directors, to the Global Executive Committee, to the CEO or to the management of the Company or of any Converium Company. It shall provide for adequate reporting to the Board of Directors.

1.2	Appointments and Dismissals
The Board of Directors shall make the appointments and dismissals of the following functions:
1.2.1	Members of the Committees of the Board of Directors and their chairpersons.

1.2.2	Chairman and Vice-Chairman of the Board of Directors.

1.2.3	Global Executive Committee.

1.2.4	External auditors based on the recommendation of the Audit Committee, subject to approval by the shareholders’ meeting.[1]

1.2.5	Board members shall be eligible for a maximum of 4 terms of office, unless extended by the Board of directors beyond the 4 terms.[4]

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1.3	Approvals
The following transactions and actions require the final approval of the Board of Directors in order to become effective:
1.3.1	Formation of any insurance/reinsurance company, merger, full or partial acquisition or sale or other divestiture of a company or of another participation involving the Company or any Converium Company, including the entering into a joint venture.[1]

1.3.2	Other than as provided for in the preceding paragraph, full or partial acquisition or sale or other divestiture of a business (other than intra-Converium).

1.3.3	Any transaction involving a portfolio transfer by a Converium Company (understood to be a transfer of the original liabilities and obligations to the original policyholders) transferring a substantial part of a Business Segment’s portfolio to a third party or the establishment of new lines of business or discontinuation of existing lines of business representing a substantial part of a Business Segment’s business (such part representing, in either case, more than 25% of the portfolio of the relevant Business Segment).

1.3.4	Investments by the Company or any Converium Company not made at arms’ length market conditions.

1.3.5	Entering into contracts or contractual arrangements with unusual terms or which may have a material impact upon the strategic position of the Company or Converium.

1.3.6	Acquisition, disposal, hypothecation of real estate unless such acquisition, disposal or hypothecation is based upon prior general approval by the Board of Directors.

1.3.7	Other than in connection with reinsurance arrangements of any type, issuing or guaranteeing public bonds, whether or not listed on a stock exchange, through a guarantee, keep well agreement or similar arrangement.1

1.3.8	Other than in connection with reinsurance arrangements of any type or inter-company loans as defined in the Treasury Policy, taking up loans, and entering into similar transactions exceeding the amount of USD10 millions per transaction or series of transactions.5

1.3.9	Other than in connection with reinsurance arrangements of any type, granting loans, guarantees and entering into similar transactions exceeding the amount of USD10 millions per transaction.

1.3.10	Expenses and capital expenditures beyond the approved budget exceeding the amount of USD10 millions per transaction.

1.3.11	Entering into law-suits and settlements (a) if the case involved is likely to have a major impact on the reputation of Converium or (b) if the case involved is outside the ordinary course of the reinsurance business and the amount involved exceeds USD10 millions per case.

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1.4	Delegation of Duties and Responsibilities
In all respects other than those set forth in Sections 1.1 – 1.3, the Board of Directors hereby fully delegates the management of the Company and of Converium to the CEO, subject to the powers and duties delegated to the Committees of the Board of Directors, the Chairman and the Vice-Chairman5, the Global Executive Committee, the Business Segments and the Corporate Center, all as set forth in these Organizational By-laws.4
1.5	Meetings and Resolutions of the Board of Directors

1.5.1	Meetings, Convocation and Agenda

1.5.1.1	The meetings of the Board of Directors are called by the Chairman or the Vice-Chairman, or, if one of them is prevented from doing so, by another member of the Board of Directors. Meetings of the Board of Directors may also be held by way of a telephone conference or a video conference.

1.5.1.2	The Board of Directors shall meet as often as circumstances call for, at least four times a year. Moreover, a meeting of the Board of Directors shall immediately be called upon the request of any of its members. Such a request (by letter, telephone, telefax, telex or e-mail) should be addressed to the Chairman or the Vice-Chairman by indicating the items to be submitted to the Board of Directors.[1]

Additionally, the members of the Board shall meet at regularly scheduled sessions without management.[1]

1.5.1.3	Meetings shall be called with ten days’ written or telefax or e-mail notice (if the sender can be identified as the relevant member of the Board of Directors) specifying the agenda. The Chairman or the Vice-Chairman sets the agenda for the meeting of the Board of Directors.

1.5.1.4	If a member of the Board of Directors wishes to put an item on the agenda, such member needs to notify the Chairman or the Vice-Chairman at least five days in advance of the date of the meeting. All members of the Board of Directors have to be notified immediately of amendments to the agenda by the Chairman or the Vice-Chairman or the Secretary of the Board of Directors.

1.5.1.5	If all members of the Board of Directors agree or are present and no objection is raised, the meeting may be held without observing the aforementioned formal requirements. At such a meeting, discussions may be held and resolutions passed on all business matters within the scope of authority of the Board of Directors.

1.5.1.6	Absent members of the Board of Directors may not be represented.

1.5.1.7	The Chairman or the Vice-Chairman or, if either of them is prevented from doing so, another member of the Board of Directors to be designated by the members present, shall preside at the meeting.4, [5]

1.5.1.8	Other individuals may be invited to meetings of the Board of Directors to discuss specific agenda items.

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1.5.2	Quorum, Voting, Abstention from Voting, Minutes.

1.5.2.1	The Board of Directors constitutes a quorum if the majority of its members is present. To pass resolutions requiring the establishment of a notarized deed, confirming increases in share capital and regarding the changes of the Articles of Incorporation entailed thereby, only one member of the Board of Directors needs to be present.

1.5.2.2	As far as these Organizational By-laws do not provide otherwise, the Board of Directors passes its resolutions by simple majority of votes cast, the member presiding over the meeting having a casting vote.

1.5.2.3	In the event of a vote on matters liable to give rise to a conflict of interest, the member involved in such conflict shall abstain from any discussions and from voting on the subject matter giving raise to such conflict.

1.5.2.4	Resolutions may be adopted by way of circular letter, including telefax and e-mail if the sender can be identified as the relevant member of the Board of Directors. Circular resolutions may also take the form of a meeting (including telephone conference or video conference) and a voting in the form of a circular letter (including telefax and e-mail) for those members of the Board of Directors who did not participate in the meeting. Each member of the Board of Directors may, however, request within ten days from the receipt of the respective motion that an item be discussed and a resolution thereon be taken at a meeting of the Board of Directors. Circular resolutions are passed by simple majority of all votes of the Board of Directors.[4]

1.5.2.5	The Board of Directors shall keep minutes. The minutes shall be signed by the member presiding over the relevant meeting as well as by the secretary of the meeting. The minutes must be approved by the Board of Directors at its next meeting.

1.6	Constitution and Signing Authorities

1.6.1	The Board of Directors constitutes itself. In particular, it appoints its Chairman and its Vice-Chairman. The Board of Directors also appoints a secretary (the “Secretary”) who does not need to be a member of the Board of Directors.

1.6.2	The signing authority of the members of the Board of Directors shall be determined by the Board of Directors. Its respective decisions are to be entered into the commercial register.

1.7	Information and Reporting, Confidentiality

1.7.1	Each member of the Board of Directors will receive appropriate information with respect to any matter to be considered by the Board of Directors which will include for financial reporting purposes quarterly an appropriate reporting package including a consolidated balance sheet and a profit and loss account of the Company and its Business Segments.

1.7.2	At each of its meetings, the Board of Directors must be informed, by way of a formal report, by the CEO and the Heads of the Business Segments about the course of the business of the Segments and the activity of the Global Executive Committee. In case of important business incidents the Board of Directors shall be informed without delay.1, 4, [5]

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1.7.3	Apart from the meetings and the periodical information by the CEO, any member of the Board of Directors may request from the Chairman or the Vice-Chairman information concerning the course of the business and, with the authorization of the Chairman or the Vice-Chairman, also information concerning specific matters of the business.4, [5]

1.7.4	To the extent necessary for the fulfillment of a duty, any member of the Board of Directors may apply to the Chairman or the Vice-Chairman to be shown the books and the files of the Company and of Converium. If the Chairman or the Vice-Chairman declines a request for information, the Board of Directors shall decide on the request.

1.7.5	The members of the Board of Directors, the Secretary and any further persons invited to attend meetings of the Board of Directors shall treat confidential all information on facts which come to their attention in the execution of their office and which are not otherwise public knowledge. All persons shall remain under the obligation to observe confidentiality even after termination of their mandates/employment.

1.7.6	When withdrawing from the respective function, a member of the Board of Directors or the Secretary must return all documents in any form which concern the affairs of the Company and Converium to the Chairman or the Vice-Chairman or the Secretary by no later than the end of their term of office.

1.8	Remuneration

1.8.1	The Board of Directors decides on the remuneration for its members according to their demand and responsibility and based on the proposals of the Remuneration Committee.

1.8.2	Expenses and disbursements shall be compensated in addition to this remuneration in accordance with the applicable expense guidelines of the Company. Extraordinary work beyond the normal activities of members of the Board of Directors shall be compensated in addition thereto according to customary rates.[1]

1.8.3	The remuneration of any employee of a Converium Company who agreed to serve as member of the board of directors of a Converium Company is considered a part of the normal compensation of such employee except if the by-laws of a Converium Company state otherwise.[1]

2.	Committees of the Board of Directors [7]

2.1	General

2.1.1	Appointment, Meetings

2.1.1.1	The members of the Committees of the Board of Directors and their chairpersons shall be appointed for a term of office of one year by the Board of Directors.[8] Each chairperson shall designate his deputy from among the members of the respective

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Committee of the Board of Directors. The Chairman of the Board of Directors may not be elected as Chairman of a Committee of the Board of Directors.[8]

2.1.1.2	Meetings of the Committees of the Board of Directors shall be chaired by the respective chairperson or deputy. The Committees of the Board of Directors shall meet as and when the need arises or if a member thereof so requests.

2.1.1.3	Each Committee of the Board of Directors may decide to invite persons, from time to time or on a regular basis, not being regular members of that Committee of the Board of Directors, to attend meetings of such Committee of the Board of Directors and to be involved in any project work of that Committee of the Board of Directors.

2.1.2	Quorum, Voting, Abstention from Voting, Minutes, Reporting

2.1.2.1	As far as these Organizational By-laws do not provide otherwise, a Committee of the Board of Directors constitutes a quorum if the majority of its members is present and resolutions are by simple majority of votes cast, the member presiding over the meeting having a casting vote.

2.1.2.2	In the event of a vote on matters liable to give rise to a conflict of interest, the member involved in such conflict shall abstain from voting on the subject matter giving raise to such conflict and abstain from any discussions if personally involved in the subject matter.

2.1.2.3	Resolutions may be adopted by way of circular letter, including telefax and e-mail if the sender can be identified as the relevant member of the respective Committee of the Board of Directors. Each member of a Committee of the Board of Directors may, however, request within ten days from the receipt of the respective motion that an item be discussed and a resolution thereon be taken at a meeting of the relevant Committee of the Board of Directors. Circular resolutions are passed by simple majority of all votes of the respective Committee of the Board of Directors.

2.1.2.4	Absent members of a Committee of the Board of Directors may not be represented.

2.1.2.5	The secretary appointed by the respective Committee of the Board of Directors shall keep the minutes of the meetings of that Committee of the Board of Directors.

2.1.2.6	The Committees of the Board of Directors report on a regular basis to the Board of Directors.

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2.2	Nomination and Remuneration Committee

2.2.1	The Nomination and Remuneration Committee shall consist of any number of members of the Board of Directors, as defined by the Board of Directors from time to time, but at least a minimum of three members. Only independent Directors are eligible to serve on the Nomination and Remuneration Committee. In order to qualify as independent, a member may not accept any consulting, advisory or compensatory fee, other than his/her Board compensation, from the Company.[8] In addition, a Nomination and Remuneration Committee member may not be a person affiliated with the Company or any of its subsidiaries.

2.2.2	The Nomination and Remuneration Committee has the following tasks and responsibilities:

2.2.2.1	Assessment and submission to the Board of Directors for approval of its proposal for the appointment and dismissal of the following persons:[8]
▪	Members of the Board of Directors, of the Committees of the Board of Directors and of their chairpersons.

▪	Chairman and Vice-Chairman of the Board of Directors.

▪	The CEO and the members of the Global Executive Committee.
2.2.2.2	(deleted)[8]

2.2.2.3	Appointment and dismissal of the following persons:[8]
▪	General Legal Counsel if not a member of the Global Executive Committee.[5]

▪	Head of Internal Audit.

▪	Outside directors of Converium Companies unless such appointment or dismissal is required by regulatory law or order, in which case such appointment or dismissal is the responsibility of the CEO.[2]
2.2.2.4	Definition and implementation of procedures for the following activities:[1]
▪	Annual self-evaluation of the performance of the Board of Directors, and its committees.[1]

▪	Annual statement of independence of the Board of Directors, disclosure of any conflict of interests and any agreements concluded with the Company or any of its subsidiaries.[1]

▪	Orientation program for new Board Members.[1]
2.2.2.5	Assessment and submission to the Board of Directors for approval of its proposal for the following items:[8]
▪	Overall compensation to be received by each of the members of the Board of Directors.

▪	Principle of compensation, of the incentive schemes, of bonus payments for the employees, of pension fund benefits and any other pension plans.[1,4]

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▪	(deleted)[5]

▪	Overall compensation of the CEO.

▪	Terms and conditions for D&O insurance and adequate self retention, if any, for Board members. [8]
2.2.2.6	Assessment and decision upon the following items:
▪	Overall compensation of each of the members of the Global Executive Committee, other than the CEO.

▪	Overall compensation of the Head of Internal Audit.[1]

▪	Review of overall compensation above USD 750,000 or any other amount determined by the Nomination and Remuneration Committee from time to time.[8]

▪	Acceptance of Executive and Board memberships in third companies by GEC members.[8]

▪	Contracts between Converium and any GEC members or any of their family members, not at arms length.[8]

▪	Any guidelines relating to the granting of loans by Converium to Converium employees.[8]
2.2.2.7	(deleted)[8]

2.3	Finance and Risk Committee

2.3.1	The Finance and Risk Committee shall consist of any number of members of the Board of Directors, as defined by the Board of Directors from time to time, but at least a minimum of three members. A majority of the members has to be financially literate.[8]

2.3.2	The Finance and Risk Committee has the following tasks and responsibilities:

2.3.2.1	Regarding Finance, Taxes and Investment
▪	Approval of any external providers for asset management services on behalf of Converium and main banks of Converium.

▪	Approval of any capital increases in subsidiaries between USD5 millions and USD20 millions.[1]

▪	Initiate and review the Credit Rating strategy of Converium.[8]

▪	Review of the following items:[1,8]
•	The planned tactical asset allocation.[8]

•	The group wide cash management.[8]

•	The financial performance of the asset management operations in absolute terms and measured against benchmarks.[8]

•	The use of derivatives.[8]

•	(deleted)[8]

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Assessment and submission to the Board of Directors for approval of its proposal for the following items:
▪	The accounting standards framework to be applied by the Company and the selection of the material options allowed by such framework as well as any change of the accounting standards framework or the respective material options.

▪	Yearly Converium’s budget and financial plans.[1]

▪	Converium’s investment policy, treasury policy (including but not limited to the applicable principles for interest rate, currency and maturity risks), issuance of securities in any form and solvency and liquidity planning.1, [8]

▪	Strategic asset allocation of Converium’s investment portfolio.

▪	Converium’s tax planning policy.

▪	Determine the allocation of any Converium expenses to be charged to the Corporate Center.

▪	Carrying out of capital increases of the Company and use of contingent and/or authorized share capital of the Company.

▪	Purchase and sale of Converium shares by the Company itself, other than for the operation of Converium’s compensation plans.[8]

▪	(deleted)[5]

▪	Listing and de-listing of the Company on a stock exchange.

▪	Other than in connection with reinsurance arrangements of any type, granting loans, guarantees and entering into similar transactions exceeding the amount of USD10 millions per transaction.[8]
2.3.2.2	Regarding Risk Management[1]
▪	Liaising with the risk management functions in identifying and reviewing Converium’s areas of greatest financial risk, the underwriting, credit, liquidity, model and operational risk and their efficient management and supervision of the framework or Converium’s auditing process.1, [8]

▪	Assess and submit to the Board of Directors for approval Converium’s Risk Management Policy.[1]

▪	Assess and submit to the Board of Directors annually for approval the overall risk appetite or the most significant risk activities.[8]

▪	Review and approve the yearly risk management report, Converium’s risk assessment catalogue and action plans.1,

▪	Review, annually, the ALM approach and model used.[8]

▪	Review the Converium’s overall assessment conducted by rating agencies.[8]

▪	Gaining an independent understanding of Converium’s involvement in complex and/or unusual transactions with a major impact upon its financial, market position or its position towards regulatory bodies.

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2.4	Audit Committee

2.4.1	The Audit Committee shall consist of any number of members of the Board of Directors, as defined by the Board of Directors from time to time, but at least a minimum of three members. Only independent Directors are eligible to serve on the Audit Committee. In order to qualify as independent, a member may not accept any consulting, advisory or compensatory fee from the Company. In addition, an Audit Committee member may not be a person affiliated with the Company or any of its subsidiaries.

A majority of the members has to be financially literate.[1]

2.4.2	The Audit Committee shall carry out the following functions and submit to the Board of Directors regular reports on its activities and findings:

2.4.2.1	Regarding Internal and External Auditors:
▪	Recommend the appointment and dismissal of the External Auditors to the Board of Directors and overview the External Auditors.[1]

▪	Determination and review of the scope and general extent of the internal and external audit.[8]

▪	Determination and approval of audit fees.[8]

▪	Review of the independence and objectivity of the external auditors, including the evaluation of their professional qualifications and performance.[8]

▪	Review of the nature and extent of non-audit services provided by the external auditors.

▪	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) confidential, anonymous submissions by employees of concerns regarding questionable accounting and auditing matters or information regarding violation of securities or any other applicable laws.[1]

▪	Supervision and review of effectiveness of compliance policy, compliance procedures and compliance matters with material financial/reputational consequences.[8]

▪	Approve any public disclosure in conjunction with Converium’s periodic disclosure of financial results or any other disclosure with for significant impact for Converium’s business.[8]

▪	Cooperation with the internal and external auditors in order to identifying any possible deficiencies in the internal control mechanisms of Converium, such as review of the audit objectives, strategies and plans and the evaluation of the organization and effectiveness of the audit.[8]

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▪	Discussion of the annual audit report with the external and internal auditors as well as with management.[8]
2.4.2.2 Regarding Financial Reporting:
▪	Review of any financial statements and determine whether they are complete and consistent with the information known to the members of the Board of Directors and assess whether such statements reflect the appropriate accounting principles.

▪	Approve quarterly and half-year results (except 4th quarter).[3]

▪	Review of significant accounting and reporting issues and assess their impact upon Converium’s financial statements.

▪	Converium’s year-end results and reserve policy and for the Company’s year-end results and dividend policy.[5]
2.4.2.3 Regarding Communication of Financial Results:
▪	Being briefed on how the Company’s management is developing preliminary external announcements and interim financial information.

▪	Assessing the fairness of such preliminary and interim statements on the basis of Converium’s applicable accounting principles.
3. Chairman and Vice-Chairman of the Board of Directors
3.1         Appointment
The Chairman and the Vice-Chairman are appointed by the Board of Directors.
3.2	Duties and Responsibilities

3.2.1	In addition to his function as a member of the Board of Directors, the powers and duties of the Chairman are in particular the following:

3.2.1.1	Organization and preparation of the meetings and resolutions of the shareholders as well as calling, organization and preparation of the meetings and the resolutions of the Board of Directors.

3.2.1.2	Presiding over the shareholders’ meetings as well as over the meetings of the Board of Directors.

3.2.1.3	Immediate information of the Board of Directors on all incidents, questions and developments of extraordinary importance for the Company and for Converium.

3.2.1.4	Appropriate information of the Board of Directors on reports, proposals, information and other communication received from the CEO.

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3.2.1.5	Ensuring the close cooperation between the Board of Directors and the Committees of the Board of Directors.

3.2.1.6	Representation of the overall interests of Converium towards the authorities, business organizations and other third parties, in conjunction with the CEO.

3.2.2	The Chairman is at any time entitled, but not obliged, to attend meetings of any Committee of the Board of Directors in an advisory function, and to inspect the files of the Committees of the Board of Directors.

3.2.3	The Vice-Chairman shall support the Chairman in his functions and may, in the absence of the Chairman or if otherwise deemed useful, temporarily assume the functions of the Chairman.

3.3	Urgent Resolutions
If the urgency of a matter does not allow the convening of a meeting of the Board of Directors in presence or by way of a telephone conference or a video conference, the resolutions listed in Section 1.3 may be taken by the Chairman or in the absence of the Chairman or if otherwise deemed useful, by the Vice-Chairman.
4. (deleted)5
5. Global Executive Committee (GEC)
5.1      Members6
The Global Executive Committee shall consist of the following members representing the Company and/or Converium:
•	Chief Executive Officer (“CEO”),

•	Head of Standard Property & Casualty Reinsurance (“Head of Standard P&C Reinsurance”)

•	Head of the Specialty Lines Segment and the Life and Health Segment (“Head of [Specialty Lines and Head of Life & Health]”),

•	Chief Risk Officer (“CRO”)[8],

•	Chief Financial Officer (“CFO”),

•	Chief Operating Officer (“COO”)[8], and

•	General Counsel (“General Legal Counsel”)
who are appointed by the Board of Directors.
The CEO shall be the President (“President”) and each of the Members shall be an Executive Vice-President (“Executive Vice-President”).8

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5.2	Main Duties and Responsibilities

5.2.1	The Global Executive Committee is responsible for the management of the Company and Converium, in accordance with these Organizational By-laws, in particular it shall be confined by the powers and duties of the Board of Directors, the Committees of the Board of Directors, the Chairman and the Vice-Chairman, the Business Segments and the Corporate Center.[4,5]

5.2.2	The following shall be the main duties and responsibilities of the members of the GEC with respect to the Company and/or Converium as the case may be:

5.2.2.1	Chief Executive Officer [5]
▪	Responsibility for the overall management

▪	CEO Office

▪	Global Human Resources & Succession Planning

▪	Corporate Communication

▪	Corporate Development

▪	Strategic planning of reinsurance business including market cycle management
5.2.2.2	Head of Standard Property & Casualty Reinsurance
▪	Responsibility for all business generated in the assigned lines, including responsibility for profit and loss and operational cash flows for the respective lines of business,

▪	Responsibility for the Business Segment income including reserves set in accordance with Converium’s reserve policy and operational cash flows of the assigned Business Segment

▪	(deleted)[8]

▪	(deleted)[8]

▪	Responsibility for assigned clients

▪	Responsibility for statutory and regulatory issues concerning any assigned legal entities
5.2.2.3	Head Specialty Lines and Life & Health
▪	Responsibilities for all business generated in the Specialty Lines Segment and the Life & Health Segment, including responsibility for profit and loss and operational cash flows for the respective lines of business

▪	Responsibility for the Segment income including reserves set in accordance with Converium’s reserve policy and operational cash flows of the assigned Business Segment

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▪	(deleted)[8]

▪	(deleted)[8]

▪	(deleted)[8]

▪	Responsibility for assigned clients

▪	Responsibility for statutory and regulatory issues concerning any assigned legal entities[8]

▪	(deleted)[8]

▪	(deleted)[8]
5.2.2.4	Chief Risk Officer[5]
▪	Responsibility for all actuarial support and services functions for Converium’s life and non-life business; and the tasks of Chief or Appointed Actuary where appropriate, including responsibility for the following

▪	Pricing

▪	Reserving

▪	Risk Modeling/Asset Liability Management (ALM)

▪	Risk Management

▪	Capital Allocation

▪	Planning, budgeting and execution of global retention management strategy including retrocessions and Global Risk Pooling
5.2.2.5	Chief Financial Officer
▪	Financial Controlling

▪	Financial Accounting, incl. Consolidation

▪	(deleted)[8]

▪	Investment & Treasury

▪	(deleted)[8]

▪	Tax

▪	Investor Relations

▪	Responsibility regarding any reporting issues concerning the Corporate Center[9]
5.2.2.6	Chief Operating Officer[8]
▪	Technical Reinsurance Accounting[9]

▪	Information Technology (IT)

▪	Claims handling management and technical cedent claims and underwriting audits[9]

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▪	(deleted) [9]

▪	Run-off and commutations and related cedent audits[9]

▪	Sarbanes Oxley compliance and internal control issue management and coordination[9]

▪	Process management[9]

▪	(deleted)[9]
5.2.2.7	General Legal Counsel
▪	Board of Directors and Company Secretary

▪	GEC legal affairs

▪	Corporate Governance and Compliance[8]

▪	General and Corporate Legal

▪	Regulatory matters

▪	Share Register

▪	Transactional Legal & Contracts

▪	Responsibility for statutory and regulatory issues concerning any assigned legal entities[6]
5.2.3	In case that any of the above duties have to be carried out at a location which is different from the one where the Executive Vice-President is residing, the Executive Vice-President may delegate any of his duties stipulated above (except for the responsibility for the legal entity) to any person present at such other location (e.g. in underwriting matters). In this case the responsible Head of the Business Segment remains, however, responsible for any decisions taken in respect of such Business Segment.[6]

5.2.4	Subject to the powers and authorities as defined in these Organizational By-Laws the Global Executive Committee may change any of these duties and responsibilities as shall become necessary from time to time.

5.3	Approvals and Decisions
The following transactions and actions require the final approval of the Global Executive Committee in order to become effective:
5.3.1	Strategic Planning and Business Development
a)	Strategic planning submitted by the Business Segments, the CRO, CFO and the COO and submission of the strategic planning as well as Converium’s overall global strategy to the Board of Directors for approval.[6,8]

b)	Portfolio transfer or establishment of new lines of business or discontinuation of existing lines of business not subject to the approval of the Board of Directors as per paragraph 1.3.3.

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c)	Geographical expansion into new regions, withdrawal from regions.

d)	Opening and closing of branch offices and representative offices.
5.3.2	Underwriting
a)	Underwriting guidelines submitted by the Heads of the Business Segments. [6]
5.3.3	Pricing and Reserving
a)	Pricing guidelines, methodologies and profitability thresholds to be applied in pricing as submitted by the CRO.[8]

b)	Risk measures, safety level and the corresponding Risk Based Capital allocation according to the risk model submitted by the CRO.[8]

c)	Reserving guidelines, methodologies and reporting standards to be applied as submitted by the CRO.[8]
5.3.4	Finance
a)	Other than in connection with reinsurance arrangements of any type, taking up loans and entering into similar transactions exceeding the amount of USD2.5 millions but not more than USD10 millions per transaction or series of transactions.

b)	Other than in connection with reinsurance arrangements of any type, granting loans, guarantees and entering into similar transactions exceeding the amount of USD2.5 millions but not USD10 millions per transaction or series of transactions.

c)	Expenses and capital expenditures beyond the approved budget exceeding the amount of USD2.5 millions but not USD10 millions per transaction or series of transactions.

d)	Change of the accounting policies or principles (other than with respect to changes which are within the competence of the Board of Directors).

e)	External providers for asset management services, and mandates to external asset managers to manage assets on behalf of Converium out of the list of providers approved by the Board of Directors.

f)	Appointment and dismissal of main banks of Converium as per the list of banks approved by the Board of Directors.

g)	Acquisition or disposal of direct alternative investments within the approved strategic asset allocation. Alternative investments include private equity and hedge funds, as well as cat bonds, commodities and equity tranches of collateralized bond portfolios.

h)	Securities lending and any confirmation thereof, which shall be performed at least once a year, as per the approved strategic asset allocation.

i)	Review of statutory financial accounts of the main legal entities of Converium.

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5.3.5	Business Organization
a)	Approval of the organizational structures of the Business Segments as well as the offices led by the CEO, CRO, CFO, COO and the General Legal Counsel.[6,8]
5.3.6	Risk Retention
a)	Strategy and budget for the global retention management including retrocessions and Global Risk Pooling.

b)	Issuing or guaranteeing public bonds in connection with reinsurance arrangements of any type, whether or not listed on a stock exchange, through a guarantee, keep well arrangement or similar arrangement.
5.3.7	Human Resources
a)	Appointment of or prior authorization of appointment of any corporate function required by legal and/or regulatory requirements, such as corporate actuary, chief financial, risk or compliance officers.

b)	Global and Segment (incl. Corporate Center) human resources strategy, including for the Services Layer and the Business Support Layer.

c)	Global promotion policy.

d)	Principles of and budget for global training and development programs.
5.3.8	Marketing and Communication Strategy
a)	Converium’s Investor Relations (IR) and its marketing and communication strategies.
5.3.9	Legal and Governance
a)	Long-term lease, leasing, consultant, co-operation and agency agreements exceeding the amount of USD10 millions per transaction or series of transactions.

b)	Entering into law-suits and settlements (a) if the case involved is within the ordinary course of the reinsurance business and the amount involved is more than USD2.5 millions per case or (b) if the case involved is outside the ordinary course of the reinsurance business and the amount involved is not more than USD10 millions per case (in each case other than with respect to cases which are likely to have a major impact on the reputation of Converium which are within the competence of the Board of Directors).

c)	Decision on the exercise of voting rights in shareholders’ meetings of the Converium Companies and joint ventures of Converium which are key subsidiaries or key joint ventures.
5.3.10	Global IT strategy
a)	Converium’s global IT strategy as well as any key deliverables for its implementation.
5.3.11	Matters requiring approval by Board of Directors or its Committees
a)	Preparation of any matters which require the approval of the Board of Directors or any of the Committees of the Board of Directors in accordance

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with Converium’s Organizational By-laws (such as quarterly, semi-annual and annual financial accounts, budget, investment, compensation matters and succession plans etc.).
5.4	Meetings
5.4.1	Meetings of the Global Executive Committee shall be chaired by the CEO, in his absence by any other member of the Global Executive Committee appointed by the CEO.[8] The Global Executive Committee shall meet monthly or more frequently if and when the need arises or if a member thereof so requests. Meetings of the Global Executive Committee may also be held by way of a telephone conference or a video conference.

5.4.2	The Global Executive Committee[5] may decide to invite other persons, from time to time or on a regular basis, not being regular members of the Global Executive Committee, to attend meetings of the Global Executive Committee and to be involved in any project work of the Global Executive Committee.[4]

5.5	Quorum, Voting, Abstention from Voting, Minutes, Reporting

5.5.1	As far as these Organizational By-laws do not provide otherwise, the Global Executive Committee constitutes a quorum if the majority of its members is present and resolutions are by simple majority of votes cast, the member presiding over the meeting having a casting vote.[5]

5.5.2	In the event of a vote on matters liable to give rise to a conflict of interest, the member involved in such conflict shall abstain from any discussions and from voting on the subject matter giving raise to such conflict and abstain from any discussions if personally involved in the subject matter.

5.5.3	Resolutions may be adopted by way of circular letter, including telefax and e-mail if the sender can be identified as the relevant member of the Global Executive Committee. Each member of the Global Executive Committee may, however, request as soon as possible from the receipt of the respective motion that an item be discussed and a resolution thereon be taken at a meeting of the Global Executive Committee. Circular resolutions are passed by simple majority of all votes of the Global Executive Committee.

5.5.4	Absent members of the Global Executive Committee may not be represented.

5.5.5	The secretary appointed by the Global Executive Committee shall keep the minutes of the meetings of the Global Executive Committee.

5.5.6	The Global Executive Committee reports on a regular basis to the Board of Directors.

5.5.7	(deleted)[5]

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6.           Chief Executive Officer (CEO)
6.1           Main Duties and Responsibilities
6.1.1	The CEO is responsible for the management of the Company and Converium, in accordance with these Organizational By-laws, in particular she shall be confined by the powers and duties of the Board of Directors, the Committees of the Board of Directors, the Chairman and the Vice-Chairman[5], the Global Executive Committee, the Business Segments and the Corporate Center.[4]

6.1.2	The management responsibilities of the CEO include, in particular, the following items:

6.1.2.1	Conducting and management of the entire operational activities of the Company and of Converium and imposition of the measures which the organization of the Company and the Converium Companies require.

6.1.2.2	Execution of the resolutions taken by the Board of Directors and by the Global Executive Committee.

6.1.2.3	Issuance of the necessary instructions to and supervision of the Business Segments, the members of the management and the other employees.

6.1.2.4	Organization of and presiding at the meetings of the Global Executive Committee.

6.1.2.5	Representation of the overall interests of Converium towards the authorities, business organizations and other third parties, in conjunction with the Chairman.

6.1.2.6	Ensure establishment of6 a Disclosure Committee with responsibility for considering the materiality of information and determining disclosure obligations on a timely basis. The Disclosure Committee reports to the Audit Committee. It creates a charter that defines its purpose, role, responsibilities and authority. This charter has to be approved by the Audit Committee.[5]

6.1.2.7	Representation of Converium towards employees and their organizations as well as the pension funds.

6.1.2.8	Regular reporting to5 the Board of Directors and immediate information of5the Board of Directors of all incidents, questions and developments of extraordinary importance for the Company and for Converium.[4]

6.1.2.9	Quarterly submission to the Board of Directors of an appropriate reporting package including consolidated balance sheets and profit and loss accounts.

6.1.2.10	Submission to the Board of Directors of a yearly Converium business plan and a yearly Converium budget for the upcoming year by the end of the fourth quarter of each business year.

6.1.2.11	Preparation and continuous control of the budgets as compared to the actual figures.

6.1.2.12	Submission to5 the Board of Directors of proposals regarding the objectives and the principles of Converium’s human resources policy, which include, but are not limited to, strategies on salaries and incentives, employee participation, training and internal communication and personnel planning.[4]

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6.1.2.13	Submission to5 the Board of Directors of proposals regarding the long-term policy and strategy with regard to management, development and organizational structure of the Company and of Converium.[4]

6.1.2.14	Informing the Global Executive Committee[5] and the Board of Directors without delay of any irregularities or inadequacies concerning the management of Converium or individual members thereof.

6.1.2.15	Submission of proposals to5 the Board of Directors or the Global Executive Committee concerning items, which are within their duties and responsibilities or subject to their approval or decision as provided for in these Organizational By-laws.[4]

6.1.2.16	Sign the documents to be filed with the SEC (i.e.20F) together with the CFO.[6]
6.2      Approvals and Decisions
The following transactions and actions require the final approval of the CEO in order to become effective:
6.2.1	Other than in connection with reinsurance arrangements of any type, taking up loans and entering into similar transactions up to an amount of USD2.5 millions per transaction or series of transactions.

6.2.2	Other than in connection with reinsurance arrangements of any type, granting loans, guarantees and entering into similar transactions up to an amount of USD2.5 millions per transaction or series of transactions.

6.2.3	Expenses and capital expenditures beyond the approved budget exceeding the amount of USD1 million but not more than USD2.5 millions per transaction or series of transactions.

6.2.4	Long-term lease, leasing, consultant, co-operation and agency agreements exceeding the amount of USD1 million but not more than USD10 millions per transaction.

6.2.5	Entering into law-suits and settlements if the case involved is within the ordinary course of business and if the amount involved is more than USD1 million but not more than USD2.5millions per case (in each case other than with respect to cases which are likely to have a major impact on the reputation of Converium which are within the competence of the Board of Directors).

6.2.6	Appointment of any employee with a base salary in excess of USD350,000 per year.

6.2.7	Taking of all necessary action in view of the ad hoc publicity requirements vis-à-vis the SWX Swiss Exchange or any other relevant stock exchange.

6.2.8	Appointment and dismissal of the members of the board of directors (or any equivalent administrative and/or supervisory bodies) of the Converium Companies provided such appointment or dismissal is required by any supervisory law or order2, or the members of the board of directors of the strategic participations as well as the heads of the Corporate Center (other than the members of the Global Executive Committee and the Head of Internal Audit).

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6.2.9	Decision on the exercise of voting rights in shareholders’ meetings of the Converium Companies and joint ventures of Converium other than key subsidiaries and joint ventures.

6.2.10	Appointments and dismissals or promotions of any of the GEC members’ direct reporting management staff.
6.3      Reporting, Delegation
6.3.1	The CEO reports on a regular basis to5 the Board of Directors, in accordance with the instructions issued by the Board of Directors.[4]

6.3.2	Unless provided for differently in these Organizational By-laws, the CEO shall submit reports, proposals, information and other communication addressed to the Board of Directors to the Chairman and the Vice-Chairman.[5]

6.3.3	The CEO may delegate some of its powers and duties set forth herein, or assign the preparation and the implementation of any of its obligations, to the management of Converium, or to any member thereof, or to any other subordinates. In such event, the CEO shall provide for adequate instructions, supervision, reporting and controlling of those persons.
7.    Business Segments
7.1   Organization
7.1.1	The business activities of Converium shall be organized in three global Business Segments consisting of
a)	Standard Property & Casualty Reinsurance

b)	Specialty Lines

c)	Life & Health Reinsurance

Additionally, the organization shall comprise the Corporate Center (cf. para. 8), which shall provide services to Converium and the Company.
7.1.2	The Business Segments shall be supported in their activities by the Business Support Layer which shall comprise the areas assigned to the CEO, CFO, CRO, COO and the General Legal Counsel.
7.2     Duties and Responsibilities
7.2.1	The management responsibility for the respective functions of the Business Support Layer shall be with the respective GEC member, i.e. the CEO, the CFO, the CRO, the COO and the General Legal Counsel to whom such function is allocated.[6,8]

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7.2.2	The Heads of the Business Segments are responsible for the management of the assigned Business Segment and/or assigned legal entity, in accordance with these Organizational By-laws, in particular they shall be confined by the powers and duties of the Board of Directors, the Committees of the Board of Directors, the Chairman and the Vice-Chairman[5], the Global Executive Committee, the CEO and the Business Support Layer.[4,6]

7.2.3	The Heads of the Business Segments establish a process in order to ensure that in all legal entities and markets consistent underwriting principles for all lines of business are applied and business is transacted in a manner commensurate with Converium’s overall interests.[5,6]

7.2.4	Subject to the instructions issued from time to time by the CEO, the Heads of the Business Segments, as well as the CFO, the CRO, the COO and the General Legal Counsel, as the case may be, have the following main duties, responsibilities and competencies with respect to their assigned Business Segment and/or the assigned areas of responsibility and/or assigned legal entity:[4,6,8]

7.2.4.1	Provide strategic guidance and management to and execute Converium’s strategy in the assigned Business Segment.[4]

7.2.4.2	Responsibility for the assigned Business Segment’s financial results, the segment income, including reserves set in accordance with Converium’s reserve policy and operational cash flows.

7.2.4.3	Building a diversified and balanced portfolio of risks in the assigned geographical area of responsibility.

7.2.4.4	Ensure availability and prudent management of all necessary financial, technical, human and other resources for the assigned area of responsibility.

7.2.4.5	Ensure availability and application of all necessary underwriting guidelines, standards and principles as well as any other relevant regulations and guidelines.

7.2.4.6	Ensure application of all relevant pricing and reserving guidelines, standards and principles.

7.2.4.7	Preparation of the strategic planning and submission of the strategic planning to the Global Executive Committee for review.

7.2.4.8	Appointments and dismissals or promotions of any staff for the assigned Business Segment, unless reserved to any other corporate body of Converium.

7.2.4.9	Represent any assigned Converium Company in respect of all local statutory matters such as regulatory, tax, corporate legal and administrative matters and managing all administrative matters of any assigned Converium Company, provided such function is not reserved to any other corporate body by law or otherwise.

7.2.4.10	Expenses and capital expenditures beyond the approved budget of the respective Business Segment up to an amount of USD1 million per transaction or series of transactions.

7.2.4.11	Long-term lease, leasing, consultant, co-operation and agency agreements up to an amount of USD1 million per transaction or series of transactions.

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7.2.4.12	Upon prior approval by the General Legal Counsel, entering into law-suits and settlements if the case involved is within the ordinary course of business and if the amount involved is not more than USD1 million per case (in each case other than with respect to cases which are likely to have a major impact on the reputation of Converium which are within the competence of the Board of Directors).
7.3      Reporting
The Heads of the Business Segments, the CRO, the CFO, the COO and the General Legal Counsel report on a regular basis to the CEO5 in accordance with the instructions issued by the CEO.5, 6, 8
7.4      Management Principles (Structures)
Each Business Segment and for the Corporate Center the offices led by the CEO, the CRO, the CFO, the COO and the General Legal Counsel shall define their management structure, to be approved by the Global Executive Committee, based upon Converium’s organizational principles, and Converium’s business and customer strategy as well as any other guiding management and corporate governance principles.6, 8
8.      Corporate Center
8.1      Organization
8.1.1	Converium’s Corporate Center shall comprise the following Functional Levels, which shall be responsible for the respective functions globally and which shall procure services to the Company and/or the Business Segments and/or any Converium Companies:

8.1.1.1	Offices of the members of the Global Executive Committee

8.1.1.2	Global Human Resources

8.1.1.3	Corporate Communication and Investor Relations

8.1.1.4	Corporate Development

8.1.1.5	Global Risk Management

8.1.1.6	Global Consolidation

8.1.1.7	Global Investment and Treasury

8.1.1.8	Global Tax

8.1.1.9	General Legal Counsel, incl. Share Register and Compliance

8.1.1.10	Internal Audit (which, however, has a direct reporting line to the Audit Committee)

8.1.1.11	Global Claims Services

8.1.1.12	Technical Accounting

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8.1.1.13	Any other global function designated by the Global Executive Committee from time to time.

8.1.2	The Corporate Center shall be under the responsibility of the CEO.

8.1.3	The heads of the Functional Levels, other than the members of the Global Executive Committee and the Head of Internal Audit shall be appointed by the CEO[5], upon proposal by the responsible member of the Global Executive Committee to whom such Functional Level is allocated. The Head of Internal Audit shall be appointed by the Nomination Committee and any member of the Global Executive Committee by the Board of Directors.[4]
8.2       Duties and Responsibilities
The heads of the Functional Levels shall have the duties and responsibilities defined by the CEO5 or the responsible GEC members to whom such Functional Level is allocated, from time to time, subject to the provisions of these By-laws.4
8.3       Reporting
The heads of the Functional Levels report on a regular basis to the CEO5 or the designated member of the Global Executive Committee to whom such Functional Level is allocated, in accordance with the instructions issued by the CEO5 or the respective member of the Global Executive Committee.
9.       Internal Audit
9.1       Organization
The Head of Internal Audit shall be appointed by the Nomination Committee.
9.2       Duties and Responsibilities
Internal Audit shall have the duties and responsibilities defined by the Audit Committee from time to time.
9.3       Reporting
The Head of Internal Audit report on a regular basis to the Audit Committee, in accordance with the instructions issued by the Audit Committee.

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10.      Adoption and Amendment
These Organizational By-laws were adopted by the Board of Directors on 16 November 2001. They include revisions adopted by the Board of Directors on October 25, 2002, February 5, 2003, September 23, 2003, February 13, 2004, September 7, 2004, April 11, 20055 September 1, 20056, April 11, 20067, June 14, 20068 and March 1, 20079.
Amendments and additions to these Organizational By-laws must be resolved upon by the Board of Directors.
Every three years, or if necessary earlier, these Organizational By-laws are to be reviewed and, if necessary, revised by the Board of Directors.
Zug, March 1, 2007

/s/ Markus Dennler	/s/ Christian Felderer

Markus Dennler	Christian Felderer
[Chairman]	[Secretary]

[1]	Amendments as per BOD meeting dd. Oct. 25, 2002

[2]	Amendments as per BOD meeting dd. Feb. 5, 2003

[3]	Amendment as per BOD meeting dd. February 13, 2004 (previously responsibility of Finance Committee)

[4]	Amendments as per BOD meeting dd. September 7, 2004

[5]	Amendments as per BOD meeting dd. April 11, 2005

[6]	Amendments as per BOD meeting dd. September 1, 2005

[7]	Amendments as per BOD meeting dd. April 11, 2006 (Structure and responsibilities of the Committees completely revised)

[8]	Amendments as per BOD meeting dd. June 14, 2006

[9]	Amendments as per BOD meeting dd. March 1, 2007

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